Dorman Products, Inc. Reports Sales and Earnings for the First Quarter Ended March 28, 2009

COLMAR, PA -- (Marketwire - May 01, 2009) - Dorman Products, Inc. (NASDAQ: DORM) today announced financial results for the first quarter ended March 28, 2009.

Excluding the impact of foreign currency exchange and the sale of our Canadian subsidiary, revenues increased 10.6% over the prior year. Reported sales increased 7.9% to $86.4 million for the three months ended March 28, 2009 from $80.1 million last year. The revenue growth was driven by overall strong demand for our products and higher new product sales.

Net income in the first quarter of 2009 was $4.6 million compared to net income of $2.7 million in the same period last year. Diluted earnings per share were up 67% in the first quarter of 2009 to $0.25 compared to $0.15 in the same period last year.

For the thirteen weeks ended March 28, 2009 and March 29, 2008:

--  Gross profit margin was 32.9% in 2009 compared to 30.8% in the prior year.  The increase is primarily the result of lower charges for excess and obsolete inventory in 2009 and a reduction of $0.8 million in air freight costs over last year.
--  Selling, general and administrative expenses in 2009 increased 4.8% to
    $20.9 million from $20.0 million in 2008.
--  Interest expense, net, decreased to $0.1 million in 2009 from $0.3 million in 2008 due to lower borrowing levels and interest rates.
--  Our effective tax rate decreased to 38.3% from 39.7% in the prior year.  Our 2008 tax provision included a $0.1 million valuation allowance on the deferred tax assets of our Canadian subsidiary which resulted in a higher effective tax rate last year.

Mr. Richard Berman, Chairman and Chief Executive Officer, said, "We experienced strong demand for our products from a number of customers during the first quarter, which resulted in solid sales growth. The improvement in our order patterns along with recently-reported strong sales growth reported by some of our customers is encouraging. Operating cash flow during the quarter was $8.5 million as several recently-implemented inventory management changes have helped us improve inventory turns. As a result we ended the quarter with just $3.2 million in net debt; putting us in a position to capitalize on growth opportunities that may present themselves in this difficult economic environment. We continue to invest heavily in new product development to ensure that we maintain our leadership position in the aftermarket with innovative new products and solutions for our customers and end users."

Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, Symmetry® and Scan-Tech® brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2008 Annual Report on Form 10-K under Item 1A - Risk Factors.

                  DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                  Consolidated Statements of Operations
                 (in thousands, except per-share amounts)

                                            13 Weeks           13 Weeks
                                        ----------------   ----------------
First Quarter (unaudited)               3/28/09     Pct.   3/29/08     Pct.
Net sales                               $86,431    100.0   $80,125    100.0
Cost of goods sold                       58,034     67.1    55,422     69.2
Gross profit                             28,397     32.9    24,703     30.8
Selling, general and administrative
 expenses                                20,934     24.3    19,984     24.9
Income from operations                    7,463      8.6     4,719      5.9
Interest expense, net                        81      0.1       268      0.3
Income before income taxes                7,382      8.5     4,451      5.6
Provision for income taxes                2,826      3.2     1,769      2.3
Net income                              $ 4,556      5.3   $ 2,682      3.3
Earnings per share
  Basic                                 $  0.26        -   $  0.15        -
  Diluted                               $  0.25        -   $  0.15        -
Average shares outstanding
  Basic                                  17,643        -    17,699        -
  Diluted                                17,965        -    18,087        -

                  DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                  Condensed Consolidated Balance Sheets
                              (Unaudited)
                             (in thousands)

                                                       3/28/09    12/27/08
Assets:
Cash and cash equivalents                            $    4,731  $    5,824
Accounts receivable                                      80,980      77,101
Inventories                                              83,365      93,577
Deferred income taxes                                    11,684      11,626
Prepaid expenses                                          1,325       2,135
Total current assets                                    182,085     190,263
Property & equipment                                     25,095      25,053
Goodwill                                                 26,553      26,553
Other assets                                              1,508       1,553
Total assets                                         $  235,241  $  243,422

Liability & Shareholders’ Equity:
Current portion of long-term debt                    $       87  $       86
Accounts payable                                         15,908      21,900
Accrued expenses and other                                8,695       8,040
Total current liabilities                                24,690      30,026
Long-term debt and other                                  9,942      17,464
Deferred income taxes                                     8,333       8,088
Shareholders’ equity                                    192,276     187,844
Total Liabilities and Equity                         $  235,241  $  243,422

Selected Cash Flow Information:
(in thousands)                                13 Weeks (unaudited)
                                              --------------------
                                              3/28/09      3/29/08

Depreciation and  amortization                $ 1,890      $ 1,929
Capital Expenditures                          $ 1,911      $ 1,535

For Further Information Contact:
Mathias J. Barton
CFO
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

Visit our Home Page:
www.dormanproducts.com